UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2014

ACELRX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35068	41-2193603
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

351 Galveston Drive

Redwood City, CA 94063

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 216-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(b)

On March 25, 2014, AcelRx Pharmaceuticals, Inc. (the “Company”) announced the departure of Jim Welch, the Company’s Chief Financial Officer effective immediately. Mr. Welch’s separation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

(c)

On March 25, 2014, the Company announced that Timothy E. Morris, age 53, has joined the Company as Chief Financial Officer effective immediately. In this role, Mr. Morris will serve as the Company’s principal financial and principal accounting officer and will succeed Jim Welch.

Prior to joining the Company, Mr. Morris most recently served as a Senior Vice President Finance and Global Corporate Development, Chief Financial Officer of VIVUS, Inc. a biopharmaceutical company, from November 2004 to December 2013, overseeing finance, corporate development, IT, human resources, legal, and investor relations functions. Prior to Vivus, Mr. Morris was a member of the Office of the President (August 2004 to November 2004) and Chief Financial Officer (September 2001 to November 2004) for Questcor Pharmaceuticals, Inc., a specialty pharmaceutical company focused on the development, acquisition and marketing of pharmaceutical products. Between October 2000 and September 2001, Mr. Morris was Chief Financial Officer at Interpro Business Solutions, Inc., and between October 1999 and October 2000, in a similar capacity at Utility.com, both Bay area technology companies. Between June 1995 and October 1999, Mr. Morris was Chief Financial Officer at RiboGene, Inc., a development stage pharmaceutical company. Prior to this, Mr. Morris held positions in accounting and audit functions at Glycomed, Inc and Ernst & Young. Mr. Morris graduated cum laude with a BS in Business with emphasis in Accounting from California State University, Chico, and is a Certified Public Account.

Mr. Morris’s offer letter provides that he will be employed by the Company on an “at will” basis and will receive:

1. An initial annual base salary of $375,000;

2. An annual cash bonus targeted at 37.5% of Mr. Morris’s base salary with actual bonus payments based on the achievement of corporate performance and individual performance objectives, as determined by the Compensation Committee of the Board of Directors; and

3. An option to purchase 200,000 shares of the Company’s common stock, vesting over four years subject to Mr. Morris’s continuous employment, with 1/4th of the shares subject to the option vesting after one year of continuous service and 1/48th of the shares vesting monthly thereafter subject to continuous service. This option will be granted with an exercise price equal to the closing price of the Company’s common stock as listed on NASDAQ on the date of the grant.

Mr. Morris’ offer letter also provides that in the event that Mr. Morris’ employment is terminated by us without cause or he resigns for good reason, in each case within three months prior to or one year following a change in control of the Company, he will be entitled to base salary and health benefits continuation for a period of nine months and will be entitled to acceleration of vesting of all of his option awards. In order to receive severance benefits, he will need to sign a waiver and release of claims against the Company.

The Company also entered into a standard form of indemnification agreement with Mr. Morris (the “Indemnification Agreement”). The Indemnification Agreement provides, among other things, that the Company will indemnify Mr. Morris, under the circumstances and to the extent provided for therein, for certain expenses which he may be required to pay in connection with certain claims to which he may be made a party by reason of his position as an officer of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

The Company’s standard form of indemnification agreement was previously filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (No. 333-170594), as amended, as filed on January 7, 2011, and is incorporated herein by reference.

The foregoing description of Mr. Morris’s services is qualified in its entirety by reference to the full text of his offer letter, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2014.

A copy of the Company’s press release announcing the appointment of Mr. Morris is attached hereto as Exhibit 99.1 and is incorporated by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated March 25, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 25, 2014	ACELRX PHARMACEUTICALS, INC.

	By:	/s/ Richard A. King
Richard A. King
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release dated March 25, 2014.